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                                                                      EXHIBIT 11

                   YOUNG BROADCASTING INC. AND SUBSIDIARIES
                     RE COMPUTATION OF PER SHARE EARNINGS


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
                                                                                THREE MONTHS ENDED
                                                                                -------------------
                                                                        MARCH 31,                MARCH 31,
                                                                          1999                     2000
                                                                  ------------------------------------------
SHARES OF COMMON STOCK OUTSTANDING
      FOR THE ENTIRE PERIOD-BASIC...........................          13,810,270             13,493,723

REPURCHASE OF 187,000 SHARES OF COMMON STOCK
      UNDER BUYBACK PROGRAM IN 1999.........................             (68,567)                     -

ISSUANCE OF 4,363 AND 6,200 SHARES OF COMMON
      STOCK UPON EXERCISE OF OPTIONS........................               1,357                  4,292

ISSUANCE OF 3,734 AND 4,413 SHARES OF COMMON
      STOCK TO THE COMPANY'S DEFINED CONTRIBUTION
      PLAN..................................................               3,278                  3,928

WEIGHTED AVERAGE SHARES OF COMMON                                   -----------------------------------
      STOCK OUTSTANDING-BASIC...............................          13,746,338             13,501,943

DILUTED EFFECT OF 1,858,353 OPTIONS IN 2000
      EXPECTED TO BE EXERCISED UNDER THE
      TREASURY STOCK METHOD USING THE WEIGHED
      AVERAGE MARKET PRICE OF THE COMPANY'S
      SHARES OF COMMON STOCK................................                   -                379,190
                                                                    -----------------------------------

TOTAL DILUTED WEIGHTED AVERAGE SHARES OF
      COMMON STOCK FOR THE PERIOD...........................          13,746,338             13,881,133
                                                                    ===================================

NET (LOSS) INCOME...........................................         $(7,742,896)           $ 9,885,127
                                                                    ===================================
NET (LOSS) INCOME PER COMMON SHARE:

      BASIC
       NET (LOSS) INCOME....................................         $     (0.56)           $      0.73
                                                                    ===================================

      DILUTED
       NET (LOSS) INCOME....................................         $     (0.56)           $      0.71
                                                                    ===================================
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